Exhibit 10.9

English Translation

Supplemental Agreement to Property Lease Agreement

Party A: (Lessor) Zhejiang Hailiang Education Group Ltd.

Party B: (Lessee) Zhuji Private High School

Party A and Party B entered into a Property Lease Agreement on July 1, 2005. Due to the increase of leasing area by Party A, the rent under the original Property Lease Agreement shall be increased accordingly. After friendly consultation, both parties hereby enter into this Supplemental Agreement as follows:

I. Party A intends to lease the houses, lands, sites and other properties located at No. 8, North Ring Road, Jiyang Street, Zhuji (with a floor area of approximately 110,000 square meters) to Party B.

II. The term of lease shall start from July 1, 2012 and end at June 30, 2025.

III. The annual rent for the property shall be RMB 7,000,000.00 (i.e. Seven Million) (yuan) and shall be settled on a yearly basis. The rent for the following year shall be paid before December 31 each year.

IV. Execution and Effectiveness

This Supplemental Agreement shall be executed and take effect after both parties affix company seals.

V. Others

1. If there are any discrepancies between this Supplemental Agreement and the original Property Lease Agreement, this Supplemental Agreement shall prevail.

2. Any matters uncovered by this Supplemental Agreement shall still be subject to the original Property Lease Agreement.

XIV. This Supplemental Agreement shall have two original copies, with each Party A and Party B holding one copy.

Party A: (Seal)	Party B: (Seal)
Seal of Zhejiang Hailiang Education Group Ltd. affixed	Seal of Zhuji Private High School affixed

Date: June 30, 2012	Date: June 30, 2012